Exhibit 21

List of Subsidiaries of Ladish Co., Inc.

Subsidiary	State of Incorporation
Stowe Machine Co., Inc.	Nevada
Pacific Cast Technologies, Inc.	Nevada
Metallum Corporation	Nevada
Valley Machining, Inc.	Wisconsin
Zaklad Kuznia Matrycowa	Poland

X-9